Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111

March 17, 2014

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Renewable Energy Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 relating to the registration under the Securities Act of 1933 (the “Act”) of 4,143,441 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, to be issued to Syntroleum Corporation, a Delaware corporation (“Syntroleum”), pursuant to that certain Asset Purchase Agreement, dated as of December 17, 2013, by and among the Company, REG Synthetic Fuels, LLC, an Iowa limited liability company, and Syntroleum (the “Asset Purchase Agreement”). (Such Registration Statement is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act and the Common Stock has been duly issued and delivered pursuant to the Asset Purchase Agreement as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the proxy statement/prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP